SENTRY FUND

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS



I.       Covered Officers/Purpose of the Code

         Sentry Fund's (the "Fund" or "Company") code of ethics ("Code") applies to the Company's Chairman of the Board, President and Treasurer and those serving similar functions (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

     o    compliance with applicable laws and rules and regulations;

     o prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o    accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual and apparent conflicts of interest.

II.      Actual and Apparent Conflicts of Interest

         Overview: A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interest of, or his service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Company.

         Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as "affiliated persons" of the Company. The Company's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

         Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.


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         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

         Each Covered Officer must:

          o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

          o not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Company;

          o not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally in contemplation of the market effect of such transactions; and

          o    comply with the corporate code of ethics.

         There are some potential conflict of interest situations that should always be discussed with the Company Secretary, if material. Examples of these include:

          o service as a director on the board of any public or private company;

          o the receipt of any non-nominal gifts if received in connection with service with the Company;

          o the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

          o any ownership interest in, or any consulting or employment relationship with, any of the Company's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

          o a direct or indirect financial interest in commissions, transactions charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.
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III.     Disclosure and Compliance

         Each Covered Officer should:

          o familiarize himself with the disclosure requirements generally applicable to the Company;

          o not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's directors and auditors, and to governmental regulators and self-regulatory organizations;

          o to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

          o promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.      Reporting and Accountability

         Each Covered Officer must:

          o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

          o annually affirm to the Board that he has complied with the requirements of the Code;

          o not retaliate against any other Covered Officer or any employee of the Fund for reports of potential violations that are made in good faith; and

          o notify the Corporate Secretary promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

         The Corporate Secretary is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code. However, any approvals or waivers sought by the Chairman of the Board or President will be considered by the Audit Committee (the "Committee").

         The Company will follow these procedures in investigating and enforcing this Code:

          o the Corporate Secretary will take all appropriate action to investigate any potential violations reported to him;

          o if, after such investigation, the Corporate Secretary believes that no violation has occurred, the Corporate Secretary is not required to take any further action;

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          o    any matter that the Corporate Secretary believes is a violation will be reported to the Committee;

          o if the Committee concurs that a violation has occurred, it will inform the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

          o the Committee will be responsible for granting waivers, as appropriate; and

          o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.       Other Policies and Procedures

         This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund's adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund's and its investment adviser's codes of ethics under Rule 17j-1 under the Investment Company Act and the adviser's more detailed policies and procedures are separate requirements applying to the Covered Officers, and are not part of this Code.

VI.      Amendments

         Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board including a majority of independent directors.

VII.     Confidentiality

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel.

VIII.    Internal Use

         The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.


Date:    September 11, 2003


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EXHIBIT A

Persons Covered by this Code of Ethics

Dale Schuh
James Weishan
William Lohr